EXHIBIT 12.1
                                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (Unaudited)

                                                                                                Nine Months Ended
                                                      Year Ended May 31,                           February 28,
                                        --------------------------------------------------     -------------------
                                          1989      1990      1991       1992       1993         1993       1994
                                        --------  --------  --------  ---------   --------     --------   --------
                                                  (In thousands, except ratios)
Earnings:
  Income (loss) before income taxes.... $298,332  $218,423  $ 40,942  $(146,828)  $203,576     $107,610   $229,091
  Add back:  Interest expense, net of
               capitalized interest....  131,628   199,237   196,982    176,321    168,762      128,155    115,608
             Amortization of debt
               issuance costs..........    1,217     2,989     1,634      2,570      4,906        2,613      2,174
             Portion of rent expense
               representative of
               interest factor.........  168,491   248,830   292,840    299,012    262,724      197,417    208,942
                                        --------  --------  --------  ---------   --------     --------   --------

  Earnings as adjusted................. $599,668  $669,479  $532,398  $ 331,075   $639,968     $435,795   $555,815
                                        ========  ========  ========  =========   ========     ========   ========
Fixed Charges:
  Interest expense, net of
    capitalized interest............... $131,628  $199,237  $196,982  $ 176,321   $168,762     $128,155   $115,608
  Capitalized interest.................    8,798    16,986    35,442     26,603     31,256       23,352     23,094
  Amortization of debt issuance costs..    1,217     2,989     1,634      2,570      4,906        2,613      2,174
  Portion of rent expense
    representative of interest factor..  168,491   248,830   292,840    299,012    262,724      197,417    208,942
                                        --------  --------  --------  ---------   --------     --------   --------

                                        $310,134  $468,042  $526,898  $ 504,506   $467,648     $351,537   $349,818
                                        ========  ========  ========  =========   ========     ========   ========

  Ratio of Earnings to Fixed Charges         1.9       1.4       1.0      (A)          1.4          1.2        1.6
                                        ========  ========  ========  =========   ========     ========   ========

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.
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